FCSTONE, LLC

(A Wholly Owned Subsidiary of
FCStone Group, Inc.)

Statement of Financial Condition and Supplementary Information

September 30, 2014

(With Report of Independent Registered Public Accounting Firm Thereon)

KPMG LLP
Suite 1000
1000 Walnut Street
Kansas City, MO 64106-2162

Report of Independent Registered Public Accounting Firm

The Board of Directors
FCStone, LLC:

We have audited the accompanying statement of financial condition of FCStone, LLC (the Company) as of September 30, 2014 (the financial statement). The financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of the Company as of September 30, 2014, in conformity with U.S. generally accepted accounting principles.

The supplemental information contained in Schedules 1, 2, and 3 has been subjected to audit procedures performed in conjunction with the audit of the Company's financial statement. The supplemental information is the responsibility of the Company's management. Our audit procedures included determining whether the supplemental information reconciles to the financial statement or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with 17 C.F.R. § 1.10. In our opinion, the supplemental information contained in Schedules 1, 2, and 3 is fairly stated, in all material respects, in relation to the financial statement as a whole.

KPMG LLP

November 24, 2014

FCStone, LLC
Statement of Financial Condition
September 30, 2014
(Amounts in thousands)

Assets		
Cash and cash equivalents	$	32,808
Cash, securities and other assets segregated under federal and other regulations (including $15,304 at fair value)		382,206
Deposits with and receivables from:		
Exchange-clearing organizations:		
Customer (including $1,164,810 at fair value)		1,475,973
Noncustomer (including $21,879 at fair value)		127,958
Broker-dealers, clearing organizations and counterparties:		
Customer (including $(327) at fair value)		26,345
Noncustomer (including $742 at fair value)		7,389
Receivables from customers and noncustomers, net		8,922
Notes receivable from customers, net		373
Securities owned, at fair value		8,407
Exchange memberships and stock, at cost		3,687
Deferred income taxes, net		4,332
Property and equipment, net		4,633
Goodwill and intangible assets, net		17,459
Due from affiliates		1,666
Other assets		1,677
Total assets	$	2,103,835
Liabilities and Member's Equity		
Liabilities:		
Payables to:		
Customers	$	1,832,428
Noncustomers		53,739
Affiliates		631
Accounts payable and accrued expenses		27,704
Income taxes payable to INTL FCStone Inc.		5,466
Total liabilities		1,919,968
Commitments and contingencies (note 10)		
Member's equity:		
Member's capital		183,214
Accumulated other comprehensive income, net		653
Total member's equity		183,867
Total liabilities and member's equity	$	2,103,835

See accompanying notes to financial statement.

Note 1 - Summary of Significant Accounting Policies and Related Matters

(a) ***Description of Business***

FCStone, LLC ("the Company"), an Iowa limited liability company ("LLC"), is a wholly owned subsidiary of FCStone Group, Inc. ("FCStone" or the "Parent"). FCStone is a wholly owned subsidiary of INTL FCStone Inc. ("INTL FCStone").

The Company operates as a futures commission merchant ("FCM"), servicing customers primarily in grain, energy, and food service-related businesses. The Company provides risk management consulting, maintains futures and options-on-futures accounts for customers, and also provides clearing and execution services. The Company shall exist for perpetuity, unless dissolved earlier according to terms of its operating agreement or by law. The Company conducts business activities throughout the United States ("U.S.") and abroad, with offices or presence in 14 states, China, Brazil, England, Singapore, Argentina, Paraguay and Columbia. Transactions in international markets are primarily settled in U.S. dollars. The Company is a member of various commodities and futures exchanges in the U.S. and abroad and, accordingly, is subject to the exchanges' various requirements and the regulatory requirements of the U.S. Commodity Futures Trading Commission ("CFTC").

(b) ***Use of Estimates***

The preparation of the statement of financial condition in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the statement of financial condition. These estimates are based on management's best knowledge of current events and actions the Company may undertake in the future. The Company reviews all significant estimates affecting the statement of financial condition on a recurring basis and records the effect of any necessary adjustments prior to its issuance. Although these and other estimates and assumptions are based on the best available information, actual results could be materially different from these estimates.

(c) ***Cash and Cash Equivalents***

The Company considers cash held at banks and all highly liquid investments to be cash and cash equivalents. Cash and cash equivalents include cash and foreign currency not deposited with or pledged to an exchange-clearing organization. It is the Company's practice to deposit a majority of its cash and cash equivalents, that are not required to margin, guarantee, and/or secure commodity futures transactions, with an exchange-clearing organization. The money market funds are valued at period-end net asset value provided by the fund's administrator, which approximates fair value. The Company has an investment policy, which limits the maximum amount placed in any one fund and with any one institution in order to reduce credit risk. The Company does not believe that it is exposed to significant risk on cash and cash equivalents.

(d) ***Cash, Securities and Other Assets Segregated Under Federal and Other Regulations***

Pursuant to requirements of the Commodity Exchange Act, funds deposited by customers relating to futures and options-on-futures contracts in regulated commodities must be carried in separate accounts, which are designated as segregated customer accounts. The deposits in segregated customer accounts are not commingled with the funds of the Company. At September 30, 2014, cash, securities and other assets segregated under federal and other regulations consisted of cash held at banks and money market funds of $366.4 million, U.S. government securities and federal agency obligations of $0.5 million and commodities warehouse receipts of $14.8 million, respectively (see fair value discussion in Note 4).

(e) ***Deposits with and Receivables from Exchange-Clearing Organizations, Broker-Dealers, Clearing Organizations and Counterparties***

As required by the regulations of the CFTC, customer funds received to margin, guarantee, and/or secure commodity futures transactions are segregated and accounted for separately from the general assets of the Company. Deposits with exchange-clearing organizations pertain primarily to deposits made to satisfy margin requirements on customer and proprietary open futures and options-on-futures positions and to satisfy the requirements set by clearing exchanges for clearing membership. Deposits with and receivables from exchange-clearing organizations, broker-dealers, clearing organizations and counterparties are reported gross, except where a right of setoff exists. At September 30, 2014, the Company had cash and cash equivalents on deposit with or pledged to exchange-clearing organizations, broker-dealers, clearing organizations and counterparties of $1,219.8 million.

These balances also include securities pledged by the Company on behalf of customers and customer-owned securities that are pledged. It is the Company's practice to include customer-owned securities on its statement of financial condition as the rights to those securities have been transferred to the Company under the terms of the futures trading agreement. Securities pledged include U.S. Treasury bills and notes and instruments backed by U.S. government sponsored entities. The securities that are not customer-owned are adjusted to their fair value with associated changes in unrealized gains or losses recorded net of tax, in other comprehensive income ("OCI"), a component of member's equity, until realized. The Company classifies those securities as available-for-sale because it would consider selling them prior to maturity to meet liquidity needs or as part of the Company's risk management program. For customer-owned securities, the change in fair value is offset against the payable to or receivables from customers.

The securities, primarily U.S. Government obligations, held by the Company as collateral or as margin have been deposited with exchange-clearing organizations, broker-dealers, clearing organizations and counterparties. The fair value of these securities was $702.5 million at September 30, 2014.

Management has considered guidance in the Transfers and Servicing Topic of the Accounting Standards Codification ("ASC") as it relates to assets pledged by customers to margin their accounts. Based on a review of the agreements with the customer, management believes that a legal basis exists to support that the transferor surrenders control over those assets if all of the following three conditions are met: (a) the transferred assets have been isolated from the transferor - put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (b) each transferee has the right to pledge or exchange the assets (or beneficial interests) it received, and no condition both constrains the transferee (or holder) from taking advantage of its right to pledge or exchange and provides more than a trivial benefit to the transferor and (c) the transferor does not maintain effective control over the transferred assets through either (1) an agreement that both entitles and obligates the transferor to repurchase or redeem them before their maturity or (2) the ability to unilaterally cause the holder to return specific assets. Under this guidance, the Company reflects the customer collateral assets and corresponding liabilities in the statement of financial condition.

In addition to margin, deposits with and receivables from exchange-clearing organizations include guaranty deposits. The guaranty deposits are held by the clearing organization for use in potential default situations by one or more members of the clearing organization. The guaranty deposits may be applied to the Company's obligations to the clearing organization, or to the clearing organization's obligations to other clearing members or third parties.

The Company maintains customer omnibus and proprietary accounts with other clearing organizations, and the equity balances in those accounts along with any margin cash or securities deposited with the clearing organizations are included in deposits with and receivables from broker-dealers, clearing organizations and counterparties.

Receivables from exchange-clearing organizations primarily comprise amounts due from or due to exchange-clearing organizations for daily variation settlements on open futures and options-on-futures positions. The variation settlements due from or due to exchange-clearing organizations are settled in cash on the following business day.

Deposits with and receivables from exchange-clearing organizations also include the unrealized gains and losses associated with customers' options-on-futures contracts. See discussion in the Derivative Financial Instruments section below for additional information on the treatment of derivative contracts. For customer owned derivative contracts, the fair value is offset against the payable to or receivable from customers.

(f) ***Receivables from and Payables to Customers and Noncustomers***

Receivables from customers, net of the allowance for doubtful accounts, include the total of net deficits in individual exchange-traded trading accounts carried by the Company. Customer deficits arise from realized and unrealized trading losses on futures and options-on-futures and amounts due on cash and margin transactions. Customer deficit accounts are reported gross of customer accounts that contain net credit or positive balances, except where a right of setoff exists. Net deficits in individual exchange-traded trading accounts include both secured and unsecured deficit balances due from customers as of the statement of financial condition date. Secured deficit amounts are backed by U.S. Treasury bills and notes with a fair value of $667 thousand and commodity warehouse receipts with a fair value of $3.6 million, respectively, as of September 30, 2014. These U.S. Treasury bills and notes and commodity warehouse receipts are not netted against the secured deficit amounts, as the conditions for right of setoff have not been met.

Payables to customers represent the total of customer accounts with credit or positive balances. Customer accounts are used primarily in connection with commodity transactions and include gains and losses on open commodity trades as well as securities and other deposits made as required by the Company, the exchange-clearing organizations or other clearing organizations. Customer accounts with credit or positive balances are reported gross of customer deficit accounts, except where a right of setoff exists.

For regulatory purposes, certain customers, which would include persons who are affiliated with the Company or are principals, such as an officer or director, and any person who is materially involved in the management of the Company, are identified as noncustomers. A noncustomer account may not be carried as a customer account due to an affiliation with the Company. In a liquidation event, amounts owed to noncustomers are paid in the same priority as amounts owed to general creditors of the Company. These accounts are also referred to as proprietary accounts.

The future collectibility of receivables from customers can be impacted by the Company's collection efforts, the financial stability of its customers, and the general economic climate in which it operates. The Company evaluates accounts that it believes may become uncollectible on a specific-identification basis, through reviewing daily margin deficit reports, the historical daily aging of the receivables, and by monitoring the financial strength of its customers. The Company may unilaterally close customer trading positions in certain circumstances. In addition, to evaluate customer margining and collateral requirements, customer positions are stress tested regularly and monitored for excessive concentration levels relative to the overall market size.

The Company generally charges off an outstanding receivable balance when all economically sensible means of recovery have been exhausted. That determination considers information such as the occurrence of significant changes in the customer's financial position such that the customer can no longer pay the obligation, or that the proceeds from collateral will not be sufficient to pay the receivable balance.

(g) ***Securities Owned, at fair value***

Securities owned, at fair value consist of commodities warehouse receipts and exchange firm common stock. The fair value of a security is the amount at which the security could be exchanged in a current transaction between willing parties, other than in a forced liquidation or sale.

The Company accounts for its securities pledged on behalf of customers and proprietary securities in accordance with the Investments - Debt and Equity Securities Topic in the ASC. In accordance with this guidance, the Company determines the appropriate classification of its investments as trading, available-for-sale, or held-to-maturity at the time of purchase and re-evaluates the designation as of each reporting period.

Exchange firm common stocks include shares of CME Group, Inc. ("CME Group") common stock. The Company has classified the exchange firm common stock not pledged for clearing purposes as available-for-sale, which are carried at fair value based on observable or quoted market prices and associated unrealized gains or losses are recorded, net of tax, in OCI, a component of member's equity, until realized. The Company classifies those securities as available-for-sale because it would consider selling them to meet liquidity needs or as part of the Company's risk management program.

Commodities warehouse receipts are valued at the cash price, or the nearby futures price in the absence of a cash price, for the commodity based on published market quotes. For commodities warehouse receipts, the change in fair value is offset against the payable to or receivable from customers.

(h) ***Derivative Financial Instruments***

The Company accounts for derivative instruments in accordance with the Derivatives and Hedging Topic of the ASC which requires companies to recognize all derivative instruments as either assets or liabilities at fair value in the statement of financial condition. The Company does not elect hedge accounting for any derivative instrument for which the Company holds an interest. The Company acts as a principal and clearing and execution provider of derivative instruments.

The Company provides clearing and execution of exchange-traded futures, options-on-futures, and exchange-cleared swaps for middle-market intermediaries, end-users, producers of commodities and the institutional and professional trader market segments. The Company is a registered FCM, clearing on various exchanges.

During fiscal 2014, the Company discontinued its business activities related to speculative trading and holding proprietary positions in futures and options-on-futures, including corn, wheat, soybeans and sugar. These derivative instruments were not designated as hedging instruments.

The Company also held proprietary positions in its foreign exchange line of business. On a limited basis, the Company's foreign exchange trade desk would accept a customer transaction and offset that transaction with a similar but not identical position with a counterparty. These unmatched transactions were intended to be short-term in nature. These spot and forward contracts were accounted for as free-standing derivatives and reported in the statement of financial condition at their fair values. During fiscal 2014, the Company transferred the book value of its foreign exchange line of business to an affiliate for cash consideration (see Note 15 for further discussion of the transfer of assets). The Company did not seek hedge accounting treatment for these derivatives (see Note 5). Fair values were based on pricing models intended to approximate the amounts that would be received from or paid to a third party in settlement of the contracts. Factors taken into consideration include credit spreads, market liquidity concentrations, and funding and administrative costs incurred over the life of the instrument.

In applying the guidance in the Balance Sheet-Offsetting Topic of the ASC, the Company's accounting policy is such that open contracts with the same customer are netted at the account level, in accordance with netting arrangements in place with each party, as applicable and rights to reclaim cash collateral or

obligations to return cash collateral are netted against fair value amounts recognized for derivative instruments with the same customer in accordance with the master netting arrangements in place with each customer.

(i) ***Exchange Memberships and Stock, at Cost***

The Company is required to hold certain exchange membership seats and exchange firm common stock and pledge them for clearing purposes, in order to provide the Company the right to process trades directly with the various exchanges. Exchange memberships include seats on the Chicago Board of Trade ("CBOT"), the Minneapolis Grain Exchange, the New York Mercantile Exchange ("NYMEX"), the Commodity Exchange, Inc. ("COMEX") and the Chicago Mercantile Exchange ("CME"). Exchange firm common stocks include shares of InterContinental Exchange, Inc. ("ICE") common stock.

Exchange memberships and firm common stocks pledged for clearing purposes are recorded at cost, in accordance with U.S. GAAP and CFTC regulations. The cost and fair value for exchange memberships and firm common stock pledged for clearing purposes were $3.7 million and $4.2 million, respectively, at September 30, 2014. The fair value of exchange firm common stock is determined by quoted market prices, and the fair value of exchange memberships is determined by recent sale transactions. The Company monitors the fair value of exchange memberships and firm common stock on a periodic basis, and does not consider any current unrealized losses on individual exchange memberships to be other than temporary impairment.

(j) ***Property and Equipment, net***

Property and equipment is stated at cost, net of accumulated depreciation and amortization, and includes furniture, equipment, software, and leasehold improvements. Expenditures that increase the value or productive capacity of assets are capitalized. When property and equipment are retired, sold, or otherwise disposed of, the asset's carrying amount and related accumulated depreciation are removed from the accounts.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Furniture, equipment, and software are depreciated over three to seven years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the improvement.

(k) ***Goodwill and Intangible Assets, net***

Goodwill is the cost of acquired companies in excess of the fair value of identifiable net assets at acquisition date. In accordance with the Intangibles - Goodwill and Other Topic of the ASC, goodwill is tested for impairment on an annual basis at the fiscal year-end, and between annual tests if indicators of potential impairment exist, using a fair-value-based approach. No impairment of goodwill has been identified at September 30, 2014.

Identifiable intangible assets subject to amortization are amortized using the straight-line method over their estimated period of benefit, ranging from two to twenty years. Identifiable intangible assets are tested for impairment whenever events or changes in circumstances suggest that an asset's, or asset group's, carrying value may not be fully recoverable in accordance with the Intangibles - Goodwill and Other Topic of the ASC. Residual value is presumed to be zero. Identifiable intangible assets not subject to amortization are reviewed at each reporting period to re-evaluate if the intangible asset's useful life remains indefinite. Additionally, intangible assets not subject to amortization are tested annually for impairment at the fiscal year-end, and between annual tests if indicators of potential impairment exist, using a fair-value-based approach.

(l) ***Other Assets***

Other assets primarily include prepaid assets, cash deposits paid on leased office space and accrued interest receivable. Prepaid assets primarily consist of advance payments made for services that will be charged to expense in future periods when services are received.

(m) ***Income Taxes***

The Company is a single-member LLC, which is treated as a disregarded entity for federal income tax purposes. As a result, the Company is effectively treated as a division of the Parent for federal income tax purposes. Income taxes are allocated to the Company using the pro-rata method. Tax accounts are settled periodically in accordance with the tax sharing agreement in place with the Parent.

(n) ***Member's Equity***

The Company is required to maintain a capital account for its member, FCStone. The member's liability is limited as set forth under applicable laws, and the member is not personally liable for any debts or losses of the Company beyond their respective capital contributions.

(o) ***Recent Accounting Pronouncements***

On December 16, 2011, the Financial Accounting Standards Board ("FASB") issued new guidance on the disclosures about offsetting assets and liabilities. The amended guidance limits the scope of balance sheet offsetting to derivatives, repurchase agreements and securities lending transactions to the extent that they are offset in the financial statements or subject to an enforceable master netting arrangement or similar agreement. While the FASB retained the existing offsetting models under U.S. GAAP, the new standard requires disclosures to allow investors to better compare and understand significant quantitative differences in financial statements prepared under U.S. GAAP. The new standard is effective for annual periods beginning on or after January 1, 2013, and interim periods within those annual periods. Retrospective application is required. This guidance is effective for the Company's fiscal year beginning October 1, 2013. The Company adopted this guidance for the year ended September 30, 2014. The adoption of this guidance did not have a material impact on the Company's disclosures within the notes to its financial statements. Refer to Note 4 and Note 5 of the notes to the financial statements for disclosure of assets and liabilities regarding the Company's derivative instruments.

In February 2013, the FASB issued Accounting Standards Update ("ASU") 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income requiring new disclosures regarding reclassification adjustments from accumulated other comprehensive income ("AOCI"). ASU No. 2013-02 requires disclosure of amounts reclassified out of AOCI by component. In addition, the entity is required to present, either on the face of the statement where net income is presented or the notes, significant amounts reclassified out of AOCI by the respective line items of net income. The Company adopted this guidance for the year ended September 30, 2014. The adoption of this guidance did not have a material impact on the presentation of the Company's financial statements.

In July 2013, the FASB issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This ASU provides that an unrecognized tax benefit, or a portion thereof, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except to the extent that a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date to settle any additional income taxes that would result from disallowance of a tax position, or the tax law does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, then the unrecognized tax benefit should be presented as a liability. The ASU is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company expects to adopt this guidance in fiscal

year 2015. The adoption of ASU 2013-11 is not expected to have a material impact on the Company's financial statements.

On May 28, 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The ASU is effective for fiscal years beginning after December 15, 2016. Early application is not permitted. The Company expects to adopt this guidance starting with the Company's fiscal year 2018. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on its financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

In June 2014, the FASB issued ASU 2014-11, Transfers and Servicing: Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures, which changes the accounting for repurchase-to-maturity transactions to secured borrowing accounting. Additionally, for repurchase financing arrangements, the amendments of this ASU require separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty, which will result in secured borrowing accounting for the repurchase agreement. The ASU is effective for the annual period beginning after December 15, 2014. Earlier application is not permitted. The Company expects to adopt this guidance starting with the Company's fiscal year 2016. The Company does not expect the adoption of this guidance to have a material impact on the financial statements.

(p) ***Subsequent Events***

Management has evaluated and disclosed events and transactions through November 24, 2014, which is the date the financial statements were issued, for potential recognition or disclosure herein and has determined that no additional disclosures or adjustments are required.

Note 2 - Net Capital Requirements

Pursuant to the rules, regulations, and requirements of the CFTC and other regulatory agencies, the Company is required to maintain certain minimum net capital as defined in such rules, regulations, and requirements. Net capital and the related net capital requirement may fluctuate on a daily basis. The net capital requirements prohibit the payment of dividends to the Parent, if such payment would reduce the Company's net capital below required levels.

The Company's adjusted net capital and minimum net capital requirement as of September 30, 2014 were as follows (in thousands):

Adjusted net capital	$	119,584
Minimum net capital requirement		67,532
Excess net capital	$	52,052

Note 3 - Segregated and Secured Requirements

Pursuant to requirements of the Commodity Exchange Act, funds deposited by customers of the Company relating to futures and options-on-futures in regulated commodities must be carried in separate accounts that are designated as segregated customers' accounts. Certain amounts in the accompanying table reflect reclassifications and eliminations required for regulatory filing and, as a result, may differ from those presented in the accompanying statement of financial condition.

Funds deposited by customers and other assets, which have been segregated as belonging to the commodity customers as of September 30, 2014 are as follows (in thousands):

Cash, at banks - segregated	$	313,994
Securities held for customers in lieu of cash, at banks		460
Deposits with and receivables from:		
Exchange-clearing organizations, including securities, net of omnibus eliminations		1,476,456
Securities held for customers in lieu of cash		14,843
Total customer-segregated funds		1,805,753
Amount required to be segregated		1,769,252
Excess funds in segregation	$	36,501

Funds deposited by customers and other assets, which are held in separate accounts for customers trading foreign futures and foreign options on foreign commodity exchanges or boards of trade, as of September 30, 2014 are as follows (in thousands):

Cash - secured	$	46,829
Equities with registered futures commission merchants		11,854
Amounts held by members of foreign boards of trade		14,491
Total customer-secured funds		73,174
Amount required to be secured		53,304
Excess secured funds	$	19,870

Note 4 - Fair Value of Financial and Nonfinancial Assets and Liabilities

The Fair Value Measurements and Disclosures Topic of the ASC provides guidance for all financial and nonfinancial assets and liabilities that are required to be reported at fair value. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). A market is active if there are sufficient transactions on an ongoing basis to provide current pricing information for the asset or liability, pricing information is released publicly, and price quotations do not vary substantially either over time or among market makers. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. The guidance requires the Company to consider counterparty credit risk of all parties to outstanding derivative instruments that would be considered by a market participant in the transfer or settlement of such contracts (exit price). The Company has very limited exposure to credit risk on derivative financial instruments as all exchange-traded or cleared contracts held can be settled on an active market with the credit guarantee by the respective exchange.

The majority of financial assets and liabilities on the statement of financial condition are reported at fair value. Cash and cash equivalents are reported at the balance held at financial institutions and include the value of cash held in banks and money market funds. Deposits with and receivables from exchange-clearing organizations, broker-dealers, clearing organizations, and counterparties, as well as payables to customers and noncustomers include the value of cash collateral as well as the value of money market funds and other pledged investments, primarily U.S. Treasury bills and securities issued by federal agencies. These balances also include the fair value of exchange-traded futures and options-on-futures and exchange-cleared swaps and options. Securities owned

include the value of exchange common stock and non-segregated commodities warehouse receipts. The fair value of exchange common stock and non-segregated commodities warehouse receipts are determined by quoted market prices, and the fair value of exchange memberships is determined by recent sale transactions.

The fair value estimates presented herein are based on pertinent information available to management as of September 30, 2014. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of this statement of financial condition since that date and current estimates of fair value may differ significantly from the amounts presented herein.

Cash equivalents, securities, commodities warehouse receipts and derivative financial instruments are carried at fair value and are classified and disclosed in the following categories:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Level 1 consists of financial assets and liabilities whose fair values are estimated using quoted market prices. Included in Level 1 are money market funds, futures and options-on-futures contracts traded on national exchanges using quoted prices from national exchanges in which the Company executes transactions for customer and proprietary accounts, exchange-cleared swaps and options which are valued using exchange closing prices, commodities warehouse receipts and exchange firm common stock not pledged for clearing purposes.

Level 2 - Quoted prices for identical or similar assets or liabilities in markets that are less active, that is, markets in which there are few transactions for the asset or liability that are observable for substantially the full term. Included in Level 2 are those financial assets and liabilities for which fair values are estimated using models or other valuation methodologies. These models are primarily industry-standard models that consider various observable inputs, including time value, yield curve, volatility factors, observable current market and contractual prices for the underlying financial instruments, as well as other relevant economic measures. Financial assets and liabilities in this category include U.S. government securities and federal agency obligations.

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity). Level 3 comprises financial assets and liabilities whose fair value is estimated based on internally developed models or methodologies utilizing significant inputs that are not readily observable from objective sources. As of September 30, 2014, the Company did not have any Level 3 financial assets or liabilities.

The following table summarizes the Company's financial assets and liabilities as of September 30, 2014, by level within the fair value hierarchy (in thousands):

	September 30, 2014				
	Level 1	Level 2	Level 3	Netting and Collateral (1)	Total
Assets:					
Commodities warehouse receipts	$ 14,843	$ —	$ —	$ —	$ 14,843
U.S. government obligations	—	461	—	—	461
Securities and other assets segregated under federal and other regulations	14,843	461	—	—	15,304
Money market funds	826,788	—	—	—	826,788
U.S. government obligations	—	702,495	—	—	702,495
Derivatives	3,257,655	—	—	(3,600,249)	(342,594)
Deposits and receivables from exchange-clearing organizations - customer and noncustomer	4,084,443	702,495	—	(3,600,249)	1,186,689
Deposits and receivables from broker-dealers, clearing organizations and counterparties - derivatives	1,709	—	—	(1,294)	415
Commodities warehouse receipts	3,607	—	—	—	3,607
Exchange firm common stock	4,800	—	—	—	4,800
Securities owned, at fair value	8,407	—	—	—	8,407
Total assets at fair value	$ 4,109,402	$ 702,956	$ —	$ (3,601,543)	$ 1,210,815
Liabilities:					
Payables to exchange-clearing organizations - derivatives	$ 2,840,959	$ —	$ —	$ (2,840,959)	$ —
Payables to broker-dealers, clearing organizations and counterparties - derivatives	1,294	—	—	(1,294)	—
Total liabilities at fair value	$ 2,842,253	$ —	$ —	$ (2,842,253)	$ —

(1) Represents cash collateral and the impact of netting across the levels of the fair value hierarchy. Netting among positions classified within the same level are included in that level.

The following table summarizes the amortized cost basis, the aggregate fair value and gross unrealized holding gains and losses of the Company's debt investment securities classified as available-for-sale at September 30, 2014 (in thousands):

Amounts included in deposits with and receivables from exchange-clearing organizations:	Amortized Cost	Unrealized Holding Gains	Unrealized Holding (Losses)	Estimated Fair Value
U.S. government obligations	$ 666,851	$ —	$ (31)	$ 666,820

At September 30, 2014, investments in debt securities classified as available-for-sale mature as follows (in thousands):

September 30, 2014	Due in		
	Less than 1 year	1 year or more	Estimated Fair Value
U.S. government obligations	$ 287,597	$ 379,223	$ 666,820

The Company has also classified equity investments in exchange firm common stock not pledged for clearing purposes as available-for-sale. The equity investments are recorded at fair value, with unrealized gains and losses recorded, net of tax, in OCI. The cost and fair value of the equity investments in exchange firm common stock is $3.7 million and $4.8 million, respectively.

Note 5 - Derivative Instruments and Hedging Activities

See Note 4 and Note 15 for additional information about the fair value of financial instruments held, and the Company's exposure to credit risk on derivative instruments.

The following table presents the fair value of the Company's derivative instruments and location on the statement of financial condition (in thousands).

	September 30, 2014	
	Assets (1)	Liabilities (1)
Derivative contracts not accounted for as hedges:		
Exchange-traded commodity derivatives	$ 3,090,539	$ 2,627,886
Exchange-traded foreign exchange derivatives	93,523	90,210
Exchange-traded interest rate derivatives	13,421	10,196
Exchange-traded equity index derivatives	61,881	113,961
Gross fair value of derivative contracts	3,259,364	2,842,253
Impact of netting and collateral	(3,601,543)	(2,842,253)
Total fair value included in 'Deposits and receivables from exchange-clearing organizations - customer'	$ (180,012)	
Total fair value included in 'Deposits and receivables from exchange-clearing organizations - noncustomer'	$ (162,582)	
Total fair value included in 'Deposits and receivables from broker-dealers, clearing organizations and counterparties - customer'	$ (327)	
Total fair value included in 'Deposits and receivables from broker-dealers, clearing organizations and counterparties - noncustomer'	$ 742	
Fair value included in 'Securities sold, not yet purchased, at fair value'		$ —

(1) As of September 30, 2014, the Company's derivative contract volume for open positions was approximately 3.9 million contracts.

Note 6 - Receivables From Customers, net

Receivables from customers, net and notes receivable, net include a provision for bad debts, which reflects the Company's best estimate of probable losses inherent in the receivables from customers and notes receivable. The Company provides for an allowance for doubtful accounts based on a specific-identification basis. The Company continually reviews its provision for bad debts. The allowance for doubtful accounts related to receivables from customers is $0.1 million as of September 30, 2014.

Activity in the allowance for doubtful accounts for the year ended September 30, 2014, is as follows (in thousands):

Balance, September 30, 2013	$	355
Provision for bad debts		3
Deductions:		
Charge-offs		(300)
Balance, September 30, 2014	$	58

Note 7 - Property and Equipment, net

Property and equipment includes furniture, equipment, software, and leasehold improvements, at cost less accumulated depreciation.

The following is a summary of property and equipment as of September 30, 2014 (in thousands):

Furniture and equipment	$	1,376
Computer software and hardware		3,950
Leasehold improvements		4,180
		9,506
Less accumulated depreciation		(4,873)
	$	4,633

Note 8 - Goodwill and Intangible Assets, net

The Company has goodwill of $9.8 million as of September 30, 2014.

The gross and net carrying values of intangible assets as of September 30, 2014 by major intangible asset class are as follows:

	September 30, 2014					
(in thousands)		Gross Amount		Accumulated Amortization		Net Amount
Intangible assets subject to amortization						
Noncompete agreement	$	446	$	(446)	$	—
Software programs/platforms		960		(870)		90
Customer base		8,408		(1,929)		6,479
		9,814		(3,245)		6,569
Intangible assets not subject to amortization						
Trade name		1,134		—		1,134
Total intangible assets	$	10,948	$	(3,245)	$	7,703

Note 9 - Credit Facility

On April 10, 2014, the Company amended its committed unsecured line of credit agreement, with a syndicate of lenders, administered by Bank of Montreal, under which the Company may borrow up to $75.0 million. This credit facility provides short-term funding of margin to commodity exchanges as necessary. The credit facility expires on April 9, 2015, and is subject to annual review. The continued availability of this credit facility is subject to the Company's financial condition and operating results continuing to be satisfactory as set forth in

the agreement. Borrowings under the credit facility are on a demand basis and bear interest at the Base Rate, as defined, plus 2.00%, which was 5.25% as of September 30, 2014. The agreement contains financial covenants related to the Company's tangible net worth, excess net capital, and maximum net loss over a trailing twelve month period, as defined. The Company was in compliance with these covenants as of September 30, 2014. Unused portions of the margin line require a commitment fee of 0.50% on the unused commitment. There were no borrowings outstanding under this credit facility at September 30, 2014.

During fiscal 2015, the Company's committed credit facility is scheduled to expire. While there is no guarantee that the Company will be successful in renewing this agreement as it expires, the Company believes it will be able to do so.

Note 10 - Commitments and Contingencies

Operating Leases

The Company leases office facilities, equipment, automobiles, and an airplane for various terms under noncancelable operating lease agreements. The leases expire on various dates through 2020, and provide for renewal options. In the normal course of business, it is expected that these leases will be renewed or replaced by similar lease agreements. Most of the leases provide that the Company pay taxes, maintenance, insurance, and other expenses. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease, including rent concessions or holidays.

The following table summarizes future minimum lease payments required under the various operating lease agreements (in thousands):

Fiscal year ending September 30,		
2015	$	2,718
2016		1,814
2017		1,603
2018		1,539
2019 and beyond		3,808
Total	$	11,482

Purchase and Other Commitments

Purchase and other commitments primarily include certain service agreements related to the use of front-office and back-office trading software systems and the remaining payments related to a previous long term incentive program. Purchase and other commitments as of September 30, 2014 for less than one year. one to three years and three to five years were $4.1 million million, $2.1 million million and $0.5 million million, respectively and none for after five years.

Exchange Member Guarantees

The Company is a member of various exchanges that trade and clear futures and options-on-futures contracts. Associated with its membership, the Company may be required to pay a proportionate share of the financial obligations of another member who may default on its obligations to the exchange. While the rules governing different exchange memberships vary, in general, the Company's guarantee obligations would arise only if the exchange had previously exhausted its resources. In addition, any such guarantee obligation would be apportioned among the other nondefaulting members of the exchange. Any potential contingent liability under these membership agreements cannot be estimated. The Company has not recorded any contingent liability in the statement of financial condition for these agreements and believes that any potential requirement to make payments under these agreements is remote.

Legal and Regulatory Proceedings

Certain conditions may exist as of the date the statement of financial condition is issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss had been incurred at the date of the statement of financial condition and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's statement of financial condition. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed. Neither accrual nor disclosure is required for loss contingencies that are deemed remote. The Company accrues legal fees related to contingent liabilities as they are incurred.

In addition to the matters discussed below, from time to time and in the ordinary course of business, the Company is involved in various legal actions and proceedings, including tort claims, contractual disputes, employment matters, workers' compensation claims and collections. The Company carries insurance that provides protection against certain types of claims, up to the limits of the respective policy.

As of September 30, 2014, the statement of financial condition includes a loss contingency accrual which is not material, individually or in the aggregate. In the opinion of management, possible exposure from loss contingencies in excess of the amounts accrued is not material to the Company's financial position or liquidity.

The following is a summary of potentially significant legal and regulatory matters involving the Company.

Sentinel Litigation

The Company had a portion of its excess segregated funds invested with Sentinel Management Group Inc. ("Sentinel"), a registered FCM and an Illinois-based money manager that provided cash management services to other FCMs. In August 2007, Sentinel halted redemptions to customers and sold certain of the assets it managed to an unaffiliated third party at a significant discount. On August 17, 2007, subsequent to Sentinel's sale of certain assets, Sentinel filed for bankruptcy protection and $15.5 million of the Company's $21.9 million in invested funds were returned to it.

In August 2008, the bankruptcy trustee of Sentinel filed adversary proceedings against the Company, and a number of other FCMs in the Bankruptcy Court for the Northern District of Illinois. The case was subsequently reassigned to the United States District Court, for the Northern District of Illinois. In the complaint, the trustee sought avoidance of alleged transfers or withdrawals of funds received by the Company and other FCMs within 90 days prior to the filing of the Sentinel bankruptcy petition, as well as avoidance of post-petition distributions and disallowance of the proof of claim filed by the Company. The trustee sought recovery of pre- and post-petition transfers totaling approximately $15.5 million. In April 2009, the trustee filed an amended complaint adding a claim for unjust enrichment. The Company answered the complaints and all parties entered into the discovery phase of the litigation. In January 2011, the trustee filed a motion for summary judgment on various counts in the adversary proceedings filed in August 2008 against the Company and a number of other FCMs. In January 2012, the Company filed a motion for summary judgment in its favor with respect to the transfer of approximately $1.1 million to its customer segregated account on August 17, 2007, pursuant to the "safe harbor" provisions of Section 546(e) of the U.S. Bankruptcy Code. In April 2012, the Company filed a motion to dismiss a portion of the trustee's claims set forth in its amended complaint. The trial of this matter took place, as a test case, during October 2012. The trial court entered a judgment against the Company on January 4, 2013. On

January 17, 2013, the trial court entered an agreed order, staying execution and enforcement, pending an appeal of the judgment. By agreement, the Company was required to post an appeal cash deposit of $8.0 million with the court, which was deposited on January 18, 2013. The oral arguments in the appeal were heard on December 10, 2013. On March 19, 2014 the appeal court ruled in favor of the Company. On April 16, 2014, the trustee filed a petition for rehearing of the appeal. On May 19, 2014, the U.S. Court of Appeals for the Seventh Circuit denied the petition. On June 5, 2014, the Company's cash deposit with the court was returned. The Company continues to be involved in litigation against the trustee to recover its share of the cash held in reserve accounts under Sentinel's Fourth Amended Chapter 11 Plan of Liquidation.

Regulatory Proceedings

In November 2011, the CFTC Division of Enforcement Staff (”Staff”) requested the Company to voluntarily produce specified documents to the Staff in connection with its then informal investigation of the losses that occurred in 2008 and 2009 in a customer energy trading account of the Company. In September 2012, the Staff provided the Company with a Wells notice, indicating the Staff's intention to recommend that the CFTC bring certain charges against the Company. The Company filed its Wells submission with the Staff in October 2012. On May 29, 2013, the Company reached a settlement with the CFTC in this matter. The CFTC's findings, neither admitted nor denied by the Company, were that the Company violated CFTC Regulation 166.3 in that it failed to diligently supervise its officers' and employees' activities relating to risks associated with its customers' accounts, and in particular one account controlled by two of the Company's customers who traded in natural gas futures, swaps and option contracts.

The settlement, with appropriate waivers and consents, required the Company to pay a fine to the CFTC and to appoint an independent third party reviewer to review and evaluate the Company's existing policies and procedures relating to certain risks, to ensure that the Company has made sufficient modifications to its risk controls since 2008. The fine was paid in full in fiscal 2013. The Company appointed an independent third party to conduct the aforementioned review of policies and procedures, and during fiscal 2014 the review was successfully completed.

Note 11 - Share-Based Compensation

INTL FCStone sponsors a share-based stock option plan (the Plan) available for its directors, officers, employees and consultants. The Plan permits the issuance of shares of INTL FCStone common stock to key employees of the Company. Awards that expire or are canceled generally become available for issuance again under the Plan. INTL FCStone settles stock option exercises with newly issued shares of common stock.

There were 14,500 stock options awarded to Company personnel during the year ended September 30, 2014. The strike price was set at the market value on the January 16, 2014 date of grant at $19.24, with the value calculated using the Black-Scholes option pricing model of $4.48 per share based on assumptions including a risk-free rate of 0.80%, no dividends, volatility of 33.52% and an expected life of 2.88 years. Future amortization of share-based compensation is not expected to be material to the Company or its financial position.

Stock option activity of the Company during the year ended September 30, 2014 is as follows:

	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Term (in years)	Aggregate Intrinsic Value (in millions)
Balances at September 30, 2013	742,914	$ 32.14	3.84	$ 0.5
Granted	14,500	$ 19.24		
Exercised	(16,244)	$ 16.20		
Forfeited	(99,382)	$ 26.23		
Expired	(31,647)	$ 51.76		
Balances at September 30, 2014	610,141	$ 32.21	3.03	$ —
Exercisable at September 30, 2014	421,312	$ 35.54	1.45	$ —

The total intrinsic value of options exercised during fiscal 2014 was $53 thousand determined as of the date of exercise.

Note 12 - Retirement Plans

Defined Benefit Retirement Plans

The Company participates in FCStone's qualified and nonqualified noncontributory retirement plans, which are defined benefit pension plans that cover certain employees of the Company. The plans were closed to new employees hired subsequent to April 1, 2006, and amended effective September 1, 2008, to freeze all benefit accruals, therefore no additional benefits accrue for active participants under the plans. Information on the overall costs and funded status of the FCStone plans are included for informational purposes only.

For purposes of computing minimum capital requirements pursuant to the rules, regulations and requirements of the CFTC, the Company, through a charge to net capital, reflects its estimated proportion of the liability related to the qualified plan's unfunded defined benefit pension obligation on the Form 1-FR-FCM filings.

FCStone's net liability for retirement costs as of September 30, 2014 had an unfunded status of $7.0 million. As of September 30, 2014, FCStone's plans have accumulated benefit obligations and projected benefit obligations of $38.2 million, respectively, which are in excess of plan assets of $31.2 million.

FCStone's defined benefit obligations were based upon an annual measurement date of September 30, 2014, and the weighted average assumptions used to determine benefit obligations as of September 30, 2014 include a discount rate of 4.15% and an expected rate of return on assets of 6.00%. The weighted average assumptions used to determine net periodic pension cost for the year ended September 30, 2014 included a discount rate of 4.60% and an expected rate of return on assets of 7.00%.

FCStone expects to contribute $2.5 million to the pension plans during the year ended September 30, 2015, which represents the minimum funding requirement. FCStone's allocation of the minimum funding requirement to the Company is expected to be $0.1 million.

Defined Contribution Retirement Plan

The Company offers participation in the INTL FCStone Inc. 401(k) Plan ("401(k) Plan"), a defined contribution plan providing retirement benefits, to all employees who have reached 21 years of age, and provided four months of service to the Company. Employees may contribute from 1% to 80% of their annual compensation to the 401(k) Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service. The Company makes matching contributions to the 401(k) Plan in an amount equal to 62.5% of each participant's eligible elective deferral contribution to the 401(k) Plan, up to 8%. Matching

contributions vest, by participant, based on the following years of service schedule: less than two years - none, two to three years - 20%, three to four years - 40%, four to five years - 60%, and greater than five years - 100%.

Note 13 - Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of September 30, 2014 are as follows (in thousands):

Deferred tax assets:		
Net operating losses	$	3,003
Amortization of intangibles		2,703
Deferred compensation		1,024
Share-based compensation		1,168
Deferred rent		431
Other assets		631
Total gross deferred tax assets		8,960
Less valuation allowance		(294)
Total deferred tax assets		8,666
Deferred tax liabilities:		
Depreciation of property and equipment		(2,302)
Prepaid expenses		(496)
Unrealized gains on marketable securities and exchange seats		(1,536)
Total deferred tax liabilities		(4,334)
Deferred income taxes, net	$	4,332

As of September 30, 2014, the Company has net operating loss carryforwards for state income tax purposes of $2.7 million, net of valuation allowances, which are available to offset future state taxable income. The net operating loss carryforwards expire in tax years ending in 2020 through 2030.

The valuation allowance for deferred tax assets as of September 30, 2014 is $0.3 million. The net change in the total valuation allowance for the year ended September 30, 2014 was a decrease of $32 thousand. The valuation allowance as of September 30, 2014 is primarily related to state net operating loss carryforwards that, in the judgment of management, are not more likely than not to be realized. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. When evaluating the need for a valuation allowance, the Company considers the operating and tax results of INTL FCStone, as income taxes are allocated to the Company on a pro-rata basis.

INTL FCStone earned U.S. federal, state, and local taxable losses for the years ending September 30, 2014, 2013 and 2012 of $16.3 million, $24.5 million, and $21.9 million, respectively. There are no significant differences between actual levels of past taxable income and pre-tax book income in these jurisdictions. INTL FCStone considered the existence of deferred tax liabilities and available tax planning strategies when evaluating the realizability of deferred tax assets. Based on the reversal of deferred tax liabilities and tax planning strategies that can be implemented by INTL FCStone, management believes that it is more likely than not that the Company will realize the tax benefit of the deferred tax assets, net of the existing valuation allowance, within 8 years.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authority, based upon the technical merits of the

position. The tax benefit recognized in the statement of financial condition from such a position is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company did not have any uncertain tax positions as of September 30, 2014. FCStone has open tax years, that include the activities of the Company, ranging August 31, 2006 through September 30, 2009 with various taxing authorities, and INTL FCStone has open tax years, that include the activities of the Company, ranging from September 30, 2010 through September 30, 2014 with various taxing authorities.

Note 14 - Transactions with Affiliated Companies

In the ordinary course of business, the Company completes transactions and pays certain costs on behalf of the Parent and affiliated subsidiaries of INTL FCStone. As of September 30, 2014, the Company had receivables from affiliates of $1.7 million, primarily related to revenues charged to affiliates and the reimbursement of expenses paid on behalf of affiliates. Additionally, the Company pays introducing broker commissions and management fees, discussed below, to certain affiliates based on revenues generated for the Company, and reimburses certain affiliates for costs paid on its behalf. As of September 30, 2014, the Company had payables to affiliates of $0.6 million related to introducing broker commissions and management fees and reimbursement of expenses. The Company settles its receivable and payable balances with its affiliates in a timely manner.

The Company provides consulting and clearing and transaction services to an affiliate, INTL FCStone Markets, LLC, ("INTL FCStone Markets") and charges brokerage fees and margin generated from OTC derivative trades and commissions and clearing fees in the form of a management fee. At September 30, 2014, the Company had a net receivable from INTL FCStone Markets of $0.8 million, included in 'due from affiliates'.

The Company incurs clearing costs and management service fees from certain affiliates, based on service agreements between the parties.

The Company has commodity futures and options-on-futures accounts for its customers with its affiliates. In addition, the Company maintains commodity futures and options-on-futures accounts on behalf of its affiliates and the customers of its affiliates. As of September 30, 2014 the net balances of these accounts, which totaled $10.5 million and $102.3 million, are included in deposits with and receivables from broker-dealers, clearing organizations and counterparties - customers and noncustomers and payables to customers and noncustomers, respectively, on the statement of financial condition.

During fiscal 2014, the Company transferred the assets and liabilities associated with its foreign exchange business, including its foreign exchange trade desk, to INTL FCStone Markets. The transfer of the assets and liabilities was done with the movement of cash between INTL FCStone Markets and the Company. The value of the assets and liabilities used to determine the transaction price was based on their current book value at the time of transfer. The foreign exchange business consisted of cash and open positions, which included exchange-traded and OTC derivatives. The foreign exchange activity consisted of both customer and proprietary transactions.

Note 15 - Financial Instruments with Off-Balance Sheet Risk

The Company is a party to financial instruments in the normal course of its business through customer trading accounts in exchange-traded derivative instruments. These instruments are primarily the execution of orders for commodity futures and options-on-futures contracts on behalf of its customers, substantially all of which are transacted on a margin basis. Such transactions may expose the Company to significant credit risk in the event margin requirements are not sufficient to fully cover losses which customers may incur. The Company controls the risks associated with these transactions by requiring customers to maintain margin deposits in compliance with individual exchange regulations and internal guidelines. The Company monitors required margin levels daily and, therefore, may require customers to deposit additional collateral or reduce positions when necessary. The Company also establishes contract limits for customers, which are monitored daily. The Company evaluates each customer's creditworthiness on a case-by-case basis. Clearing, financing, and settlement activities may

require the Company to maintain funds with or pledge securities as collateral with other financial institutions. Generally, these exposures to both customers and exchanges are subject to netting, or customer agreements, which reduce the exposure to the Company by permitting receivables and payables with such customers to be offset in the event of a customer default. Management believes that the margin deposits held are adequate to minimize the risk of material loss that could be created by positions held as of September 30, 2014. Additionally, the Company monitors collateral fair value on a daily basis and adjusts collateral levels in the event of excess market exposure. Generally, these exposures to both customers and counterparties are subject to master netting, or customer agreements which reduce the exposure to the Company.

Derivative financial instruments involve varying degrees of off-balance sheet market risk whereby changes in the fair values of underlying financial instruments may result in changes in the fair value of the financial instruments in excess of the amounts reflected in the statement of financial condition. Exposure to market risk is influenced by a number of factors, including the relationships between the financial instruments and the Company's positions, as well as the volatility and liquidity in the markets in which the financial instruments are traded. The principal risk components of financial instruments include, among other things, interest rate volatility, the duration of the underlying instruments and changes in commodity pricing and foreign exchange rates. The Company attempts to manage its exposure to market risk through various techniques. Aggregate market limits have been established and market risk measures are routinely monitored against these limits.

Note 16 - Business and Credit Concentrations

The Company's customers are concentrated in the agricultural and energy sectors and related industries and the Company could be impacted by government policies and regulations affecting those industries. Economic forces, including agricultural commodity, energy, and financial markets, as well as government policies and regulations affecting the agricultural sector and related industries could adversely affect its operations and profitability. Agricultural production and trade flows are significantly affected by government policies and regulations which might include items, such as taxes, tariffs, duties, subsidies, and import and export restrictions on agricultural commodities and commodity products. These policies and regulations can influence industry profitability, the planting of certain crops versus other uses of agricultural resources, the location and size of crop production, whether unprocessed or processed commodity products are traded, and the volume and types of imports and exports.

FCStone, LLC
Computation of Minimum Capital Requirements and Reconciliation to Statement of Financial Condition
September 30, 2014
(Amounts in thousands)

Computation of Minimum Capital Requirements

Total assets	$ 2,103,835
Reclassifications:	
Proprietary options	166,579
Other	(5,522)
	161,057
Total assets as defined by CFTC, 1-FR	2,264,892
Deduct assets classified as noncurrent:	
Customer accounts in deficit over one day	805
Due from affiliates	1,666
Exchange memberships and stock	3,687
Property and equipment, net	4,633
Goodwill and intangible assets, net	17,459
Other assets	9,940
	38,190
Current assets – as defined	2,226,702
Amounts segregated or set aside in separate accounts for customers:	
U.S. futures and options	1,805,753
Foreign futures and options	73,174
	1,878,927
Net current assets	347,775
Total liabilities	1,919,968
Reclassifications:	
Pension liability	2,417
Proprietary options	166,579
Other	(5,522)
	163,474
Total liabilities as defined by CFTC, 1-FR	2,083,442
Deduct liabilities subject to satisfactory subordination agreement	—
Adjusted liabilities	2,083,442
Net capital before certain charges	143,260
Charges to net capital:	
Undermargined commodity futures customer accounts	204
Twenty percent (20%) of the market value of uncovered inventories	242
Securities haircuts	22,779
5% of all unsecured receivables from foreign brokers	451
	23,676
Adjusted net capital	119,584
Net capital requirements under the alternative computation:	
At the greater of 8% of customer risk maintenance margin and 8% of noncustomer risk maintenance	67,532
Excess net capital above requirement	$ 52,052

Note: There are no material differences between the above computation and the Company's corresponding unaudited Form 1-FR-FCM filings as filed on October 23, 2014.

See accompanying report of independent registered public accounting firm.

Schedule 2

FCStone, LLC
Segregation Requirements and Funds in Segregation
for Customers Trading on U.S. Commodity Exchanges
September 30, 2014
(Amounts in thousands)

Segregation requirements:	
Net ledger balance – cash and securities	$ 1,307,217
Net unrealized profit in open futures contracts traded on a contract market	641,484
Fair value of open option contracts purchased on contract markets	1,315,735
Fair value of open option contracts sold on contract markets	(1,495,747)
Net equity	1,768,689
Add accounts in deficit	563
Amount required to be segregated	1,769,252
Funds in segregated accounts:	
Deposited in segregated funds bank accounts:	
Cash	313,994
Securities held for particular customers or option customers in lieu of cash (at market)	460
Margins on deposit with clearing organizations of contract markets:	
Cash	384,396
Securities representing investments of customers' funds (at market)	1,210,355
Securities held for particular customers or option customers in lieu of cash (at market)	35,676
Net settlement from clearing organizations of contract markets	26,041
Exchange-traded options:	
Value of open long option contracts	1,315,735
Value of open short option contracts	(1,495,747)
Segregated funds on hand	14,843
Total amount in segregation	1,805,753
Excess funds in segregation	$ 36,501

Note: There are no material differences between the above computation and the Company's corresponding unaudited Form 1-FR-FCM filing as filed on October 23, 2014.

See accompanying report of independent registered public accounting firm.

Schedule 3

FCStone, LLC
Secured Amounts and Funds Held in Separate Accounts for
Foreign Futures and Foreign Options Customers
Pursuant to Commodity Futures Trading Commission Regulations 30.7
September 30, 2014
(Amounts in thousands)

Amounts to be set aside in separate Section 30.7 accounts	$	53,304
Funds deposited in separate Section 30.7 accounts:		
Cash in bank		46,829
Securities		—
Equities with registered futures commission merchants:		
Cash		12,148
Fair value of open option contracts purchased on contract markets		48
Fair value of open option contracts sold on contract markets		(342)
Amounts held by clearing organizations of foreign boards of trade:		
Cash		—
Settlement		—
Fair value of open option contracts purchased on contract markets		—
Fair value of open option contracts sold on contract markets		—
Amounts held by members of foreign boards of trade:		
Cash		14,523
Fair value of open option contracts purchased on contract markets		48
Fair value of open option contracts sold on contract markets		(80)
Total amount in separate Section 30.7 accounts		73,174
Excess funds in segregation	$	19,870

Note: There are no material differences between the above computation and the Company's corresponding unaudited Form 1-FR-FCM filing as filed on October 23, 2014.

See accompanying report of independent registered public accounting firm.